Exhibit 99

MedicalCV, Inc. Contact:
John H. Jungbauer
Vice President, Finance and CFO
Phone 651.452.3000

MEDICALCV, INC. SIGNS AND CLOSES $13.6 MILLION PRIVATE FINANCING
AND CONVERTS $4.4 MILLION OF DEBT INTO EQUITY

Minneapolis, MN, April 4, 2005 - MedicalCV, Inc. (OTC Bulletin: MDCV) today announced that it has completed the sale of approximately $13.6 million of 5% Series A Convertible Preferred Stock and common stock purchase warrants. In connection with the transaction, the Company also converted approximately $4.4 million of debt into such securities.

The preferred shares were sold at a stated value of $1,000 per share. Each preferred share is convertible into a number of shares of common stock equal to the stated value divided by $0.50, subject to anti-dilution adjustments. The preferred shares were sold along with warrants to purchase a number of shares of common stock equal to 75% of the number of shares of common stock initially issuable upon conversion of the preferred shares.  The warrants have a term of five years and are exercisable at $0.50 per share, subject to anti-dilution adjustments. The Company has agreed to register the common shares underlying the preferred shares and the common shares underlying the warrants under applicable federal and state securities laws.

The net proceeds of the financing will be used as working capital to fund development of the Company’s ATRILAZE™ Surgical Ablation System and to repay approximately $500,000 in convertible notes issued in February and March 2005.

The foregoing securities have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.